Atna Reports 2003 Financial Results and Summary of Activities

Vancouver, B.C. (April 20, 2004).  Atna Resources Ltd. (ATN:TSX) is pleased to report audited financial results and summary of activities for the year ended December 31, 2003.

Financial Highlights

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Working capital, defined as current assets minus current liabilities, increased to $3,704,283 at December 31, 2003 ($3,475,682 – 2002), due to a net amount of $2,099,277 raised by financing activity (nil – 2002) and decreased exploration and business development expenditures ($717,756 - 2003 vs. $1,906,424 - 2002).

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During the fiscal year 2003, the company incurred a loss of $1,764,935 ($5,273,769 – 2002).

Summary of 2003 Activities

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Focused on gold exploration in Nevada.

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Established a major land position in Jarbidge, a historic gold/silver mining district in Northern Nevada, where outcropping bonanza quartz veins show high-grade gold values.

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Acquired the Clover and Sno “Bonanza” gold/silver prospects (high-grade gold vein occurrences in the same volcanic package as Newmont’s Ken Snyder Mine, ~ 18 and 11 km to the west, respectively).

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Defined ready-to-drill targets for the 2004 field season by geological, geophysical, and geochemical surveys across Atna’s Nevada properties.

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Optioned properties to other companies, who will spend money to earn an interest and make payments in cash or shares to Atna, including Golden Cloud to Great Basin Gold Ltd., Clover to Newmont Mining, and Sno to Pacific Ridge Ltd.

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Completed a brokered private placement of 6,571,000 units at a price of $0.35 per unit for gross proceeds of $2,299,850 in December 2003, which will provide funding for general working capital, new property acquisitions, and exploration programs.

Summary of 2004 Activities To Date

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Initiated fieldwork on Jarbidge and expect to drill a number of targets during the summer.

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Optioned Clover to Grandcru Resources after Newmont returned the Clover property to Atna.  Newmont defined a resistivity anomaly in an area with high-grade gold samples in float.

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Advised Expatriate Resources of its intent to participate in the Wolverine Joint Venture 2004 exploration program.

This summary of financial highlights should be read in conjunction with the Company's 2003, audited financial statements and Management's Discussion and Analysis available on www.sedar.com and Atna’s website link below.

http://www.atna.com/s/FinancialStatements.asp

For further information contact:

ATNA RESOURCES LTD.
Deanna McDonald, Manager, Investor Relations
Tel: (604) 684-2285; Fax: (604) 684-8887
E-mail: dmcdonald@atna.com
http://www.atna.com